Exhibit 10.2
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made between Absci Corporation, a Delaware corporation (the “Company”) and Matthew Weinstock (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement that became effective on July 26, 2021 (the “Employment Agreement”);

WHEREAS, the Executive and the Company have agreed that the Executive’s employment will be ending;

WHEREAS, the Executive and the Company wish to supersede the Employment Agreement and replace it with this Agreement, except to the extent certain provisions are preserved herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Transition Period.

(a)If the Executive enters into, does not revoke and complies with this Agreement, then his at-will employment with the Company will continue through October 4, 2022, unless he sooner resigns or the Company terminates his employment for Cause (as defined in the Employment Agreement). The actual last day of the Executive’s employment with the Company is referred to herein as the “Separation Date,” and the time period between the Effective Date of this Agreement (as defined below) and the Separation Date is the “Transition Period.”

(b)During the Transition Period, the Executive will be actively employed and shall have such powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”) or other duly authorized executive officer. The Executive’s position and duties may change during the Transition Period, except that the Executive’s title as Chief Technology Officer shall not change, irrespective of his actual duties, and the Executive acknowledges and agrees that such changes shall not constitute a Good Reason Condition and that Good Reason shall not apply during the Transition Period.

(c)The Executive shall work cooperatively and professionally with his colleagues during the Transition Period, including, without limitation, with respect to transitioning his duties.

(d)During the Transition Period, the Executive will (i) be paid his Base Salary at the rate of $430,000 per annum; (ii) remain eligible to participate in the Company’s group employee benefit plans, subject to the terms and conditions of those plans; and (iii) continue to vest in his outstanding equity awards through the Separation Date consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (collectively, the “Equity Documents”). The Executive shall not be entitled to any bonus or incentive compensation (except as set forth below in Severance Benefits, Section 2 (b)), any additional cash payments or any additional equity vesting or grants.

Exhibit 10.2
2.Severance Benefits. If the Executive enters into, does not revoke and complies with this Agreement including the Continuing Obligations (as defined below), the Company shall pay the Executive:

(a)severance pay of twelve (12) months of the Executive’s Base Salary payable in equal monthly increments on the Company’s regular payroll dates applicable to Executive’s position following the Separation Date, provided the first payment will be paid on the next regular payroll date practicable following the later of: (i) the Separation Date, or (ii) the Effective Date of this Agreement (as defined below) (in either event the “First Severance Payroll Date”);

(b)subject to the Executive’s co-payment of premium amounts at the applicable active employee rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (i) the 12-month anniversary of the Separation Date; (ii) the date the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s health continuation rights under COBRA; and

(c)a prorated bonus amount for 2022 equal to $145,125, less applicable deductions and withholdings, payable on the First Severance Payroll Date.

3.General Release. In consideration for, among other terms, the opportunity to continue the Executive’s at-will employment during the Transition Period and to receive compensation, benefits and continued vesting during such time and the opportunity to receive the Severance Benefits, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Washington Law Against Discrimination; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Washington Wage Payment Act, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The

Exhibit 10.2
Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a Company stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or, if applicable, any written indemnification agreement between the Company and the Executive, or coverage, if any, under applicable directors’ and officers’ insurance policies.

4.Return of Property. Upon the earlier of the Separation Date or a request by the Company, the Executive is required to immediately return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer, phone or other device that remains the Executive’s property after the Separation Date. The obligations contained in this Section 4 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Confidentiality and Proprietary Rights Agreement dated July 23, 2018 (the “Restrictive Covenants Agreement”) the terms of which are incorporated by reference herein.

5.Noncompetition. The definition of “Competing Business” contained in Section 8(b) of the Employment Agreements shall be amended and restated to read in full as follows: “Competing Business” means a business, person, entity, joint venture, facility, partnership, association or other organization that develops, manufactures or markets and products, or performs any services, that involve (i) artificial intelligence-based discovery and/or design of therapeutic recombinant proteins; (ii) artificial intelligence-based or algorithm-based discovery of therapeutic targets; (iii) the development of bioproduction solutions for the production of therapeutic recombinant proteins containing non-standard amino acids; and (iv) the development of bioproduction solutions for the production of therapeutic antibodies or antibody derivatives in a microbial host. The Executive acknowledges and agrees that the noncompetition provisions set forth in Section 8 of the Restrictive Covenants Agreement and Section 8(b) of the Employment Agreement otherwise remain in full force and effect. For the avoidance of doubt, the Executive’s employment with the Company is not ending due to a layoff, such that there will be no Garden Leave Pay owed to the Executive during the Restricted Period.

6.Communications. The Executive agrees that he will not communicate about his transition and separation with anyone until after the Company has made a formal written announcement about the Executive’s transition through an email communication (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and spouse about his transition and Separation before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. Once the Company has made the Company Announcement, the Executive agrees to limit any communications regarding his transition to statements consistent with the Company Announcement. Executive shall be entitled to review and provide input on the Company Announcement before it is issued.

Exhibit 10.2

7.Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company including without limitation in connection with (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7.

8.Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunity to continue his at-will employment during the Transition Period and receive the associated compensation, benefits and equity vesting is conditioned on his full compliance with Sections 4 through 7 of this Agreement and the provisions of the Restrictive Covenants Agreement (collectively, the “Continuing Obligations”). In the event that the Executive fails to comply with any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to immediately terminate the Executive’s employment for Cause. Such termination in the event of a breach by the Executive shall not affect the general release in Section 3 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations. Further, the Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the Continuing Obligations and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.

9.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

10.Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with the Securities Exchange Commission or any other federal agency or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information without notice or approval from the Company. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this

Exhibit 10.2
Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

11.Notices; Resignations. The Parties acknowledge and agree that all notice obligations under Section 4(a) of the Employment Agreement have been satisfied. To the extent applicable, the Executive shall be deemed to have resigned from all officer positions that he holds with the Company or any of its respective subsidiaries or affiliates upon the Separation Date, and the Executive agrees to execute any documents reasonably requested by the Company in order to effectuate such resignations. As of the Separation Date, the Executive shall have no further employment relationship with the Company or any of its subsidiaries or affiliates.

12.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for at least fourteen (14) days from his receipt of this Agreement before signing it (the “Consideration Period”), and that he negotiated revisions to the Agreement with the Company. The Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. This Agreement shall become effective when signed by the Parties (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenants Agreement).

13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the Executive and the Company concerning the Executive’s employment with the Company and the ending of the employment relationship, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s employment with the Company and the ending of the employment relationship including, without limitation, the Employment Agreement (except for the definition of Cause in Section 3(c) and the noncompetition provision in Section 8(b) thereof, which are preserved), provided that the Equity Documents, the Lock-Up Agreement dated July 13, 2021, the Lock-Up Agreement Dated October 4, 2022 (the execution of which is a condition of this Agreement), the Company’s employment policies and Executive’s acknowledgments with respect to those policies including, without limitation, the Code of Business Conduct and Ethics, the Company’s Insider Trading Policy, the Company’s Covid-19 Policy (all as may be amended from time to time), and the Waiver Release of Liability for Use of Recreational Facility, shall all continue to be in full force and effect in accordance with their terms.

15.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized representative of the Company.

Exhibit 10.2

16.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.

17.Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

18.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to his employment following the Separation Date except as specifically set forth in this Agreement.

19.Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.
20.Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts of the State of Washington. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

21.Governing Law; Interpretation. This is a Washington contract and shall be construed under and be governed in all respects by the laws of the State of Washington, without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair

Exhibit 10.2
meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

22.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Separation Date but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

23.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

Exhibit 10.2
IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

ABSCI CORPORATION

By:    /s/ Sean McClain
Name: Sean McClain
Title: Founder & Chief Executive Officer

Date: September 30, 2022

EXECUTIVE

/s/ Matthew Weinstock
Matthew Weinstock

Date: September 30, 2022

Exhibit 10.2

EXHIBIT A

Restrictive Covenants Agreement
9